Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-212571 October 26, 2016 Barclays Bank PLC Trigger Callable Contingent Yield Notes (daily coupon observation)

Linked to the iShares® MSCI EAFE ETF due on or about September 4, 2018

Investment Description

Trigger Callable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the iShares® MSCI EAFE ETF (the “Underlying”). Unless the Notes have been previously called, the Issuer will pay you a coupon (the “Contingent Coupon”) with respect to each Observation Period if the closing price of the Underlying is greater than or equal to the specified Coupon Barrier on each scheduled trading day during that Observation Period. However, if the closing price of the Underlying is less than the Coupon Barrier on any scheduled trading day during an Observation Period, no Contingent Coupon payment will be made with respect to that Observation Period. The Issuer may, at its election, call the Notes on any Observation End Date other than the Final Valuation Date, regardless of the closing price of the Underlying on that Observation End Date. If the Issuer elects to call the Notes prior to maturity, the Issuer will repay the principal amount of your Notes plus pay any Contingent Coupon that may be due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Issuer does not elect to call the Notes prior to maturity and the closing price of the Underlying on the Final Valuation Date (the “Final Underlying Price”) is greater than or equal to the specified Downside Threshold (which is set equal to the Coupon Barrier), the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus any Contingent Coupon that may be due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Underlying Price is less than the Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return. In this case, you will have full downside exposure to the Underlying from the Initial Underlying Price to the Final Underlying Price, and could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose some or all of your initial investment. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of the Underlying on each scheduled trading day during the Observation Periods. The contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page FWP-4 of this free writing prospectus) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this free writing prospectus and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑ Contingent Coupon: Unless the Notes have been previously called, the Issuer will pay you a Contingent Coupon with respect to each Observation Period if the closing price of the Underlying is greater than or equal to the Coupon Barrier on each scheduled trading day during that Observation Period. However, if the closing price of the Underlying is less than the Coupon Barrier on any scheduled trading day during an Observation Period, no Contingent Coupon payment will be made with respect to that Observation Period.

❑ Issuer Call: The Issuer may, at its election and upon written notice to the trustee, call the Notes on any Observation End Date other than the Final Valuation Date, regardless of the closing price of the Underlying on that Observation End Date. If the Notes are called, the Issuer will repay the principal amount of your Notes plus pay any Contingent Coupon that may be due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not called and the Final Underlying Price is greater than or equal to the Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus any Contingent Coupon that may be due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Underlying Price is less than the Downside Threshold, the Issuer will repay less than your principal amount, if anything, resulting in a loss of your initial investment that will be proportionate to the negative Underlying Return. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date:	October 26, 2016
	Settlement Date:	October 31, 2016
	Observation Periods / Observation End Dates[2]:	See page FWP-8
	Final Valuation Date[2]:	August 27, 2018
	Maturity Date[2]:	September 4, 2018

[1]   Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Observation End Dates, including the Final Valuation Date, and/or the Maturity Date may be changed so that the stated term of the Notes remains the same.

[2]   Subject to postponement. See “Indicative Terms” on page FWP-6 of this free writing prospectus.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-9 OF THIS FREE WRITING PROSPECTUS AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE FWP-4 OF THIS FREE WRITING PROSPECTUS.

Note Offering

We are offering Trigger Callable Contingent Yield Notes linked to the iShares® MSCI EAFE ETF. The Initial Underlying Price, Coupon Barrier and Downside Threshold will be set on the Trade Date. The Initial Underlying Price will be the closing price of the Underlying on the Trade Date. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Note (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying	Contingent Coupon Rate*	Initial Underlying Price	Coupon Barrier**	Downside Threshold**	CUSIP/ ISIN
iShares® MSCI EAFE ETF (EFA)	2.025% per Observation Period	$•	75.00% of the Initial Underlying Price	75.00% of the Initial Underlying Price	06744M794 / US06744M7948

* The Contingent Coupon Rate is a fixed rate per Observation Period, regardless of the length of the applicable Observation Period.

** Rounded to two decimal places

See “Additional Information about Barclays Bank PLC and the Notes” on page FWP-2 of this free writing prospectus. The Notes will have the terms specified in the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and this free writing prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.10	$9.90
Total	$•	$•	$•

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $9.600 and $9.828 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-3 of this free writing prospectus.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue — Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this free writing prospectus differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

♦	Index supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this free writing prospectus, “Notes” refers to the Trigger Callable Contingent Yield Notes that are offered hereby, unless the context otherwise requires.

FWP-2

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page FWP-9 of this free writing prospectus.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

FWP-3

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this free writing prospectus as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

FWP-4

Investor Suitability

The Notes may be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦  You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying.

♦  You are willing and able to accept the individual market risk of the Underlying on each scheduled trading day during the Observation Periods.

♦  You believe the Underlying is likely to close at or above the Coupon Barrier on each scheduled trading day during each Observation Period, and, if it does not, you can tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦  You believe the Final Underlying Price is not likely to be less than the Downside Threshold and, if it is, you can tolerate a loss of all or a substantial portion of your investment.

♦  You understand and accept that you will not participate in any appreciation of the Underlying, which may be significant, and that your return potential on the Notes is limited to any Contingent Coupons paid on the Notes.

♦  You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦  You are willing and able to hold Notes that the Issuer may elect to call on any Observation End Date other than the Final Valuation Date, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦  You do not seek guaranteed current income from this investment, you are willing to accept the risk of contingent yield and you are willing to forgo any dividends paid on the Underlying or the component securities held by the Underlying.

♦  You understand and are willing to accept the risks associated with the Underlying.

♦  You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦  You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦  You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of all or a substantial portion of your investment or you are not willing to make an investment that may have the full downside market risk of an investment in the Underlying.

♦  You are unwilling or unable to accept the individual market risk of the Underlying on each scheduled trading day during the Observation Periods.

♦  You do not believe the Underlying is likely to close at or above the Coupon Barrier on each scheduled trading day during each Observation Period, or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦  You believe the Final Underlying Price is likely to be less than the Downside Threshold, which could result in a total loss of your initial investment.

♦  You seek an investment that participates in the full appreciation of the Underlying and whose return is not limited to any Contingent Coupons paid on the Notes.

♦  You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦  You are unable or unwilling to hold Notes that the Issuer may elect to call on any Observation End Date other than the Final Valuation Date, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦  You seek guaranteed current income from your investment, you are unwilling to accept the risk of contingent yield or you prefer to receive any dividends paid on the Underlying or the component securities held by the Underlying.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦  You do not understand or are not willing to accept the risks associated with the Underlying.

♦  You are not willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-9 of this free writing prospectus and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlying, please see the section titled “iShares® MSCI EAFE ETF” below.

FWP-5

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Note
Principal Amount:	$10.00 per Note (subject to minimum investment of 100 Notes)
Term[2,3,4]:	Approximately 22 months, unless called earlier at the election of the Issuer
Reference Asset[3]:	The iShares® MSCI EAFE ETF (Bloomberg ticker symbol “EFA “) (the “Underlying”)
Issuer Call:	The Issuer may elect to call the Notes on any Observation End Date other than the Final Valuation Date, regardless of the closing price of the Underlying on that Observation End Date. If the Notes are called, the Issuer will repay the principal amount of your Notes plus pay any Contingent Coupon that may be due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Observation End Dates[2,4]:	The first Observation End Date will occur on or about January 26, 2017; Observation End Dates will occur thereafter as listed in the “Observation Periods/Observation End Dates/Coupon Payment Dates/Call Settlement Dates” section below. The final Observation End Date, August 27, 2018, is the “Final Valuation Date.”
Observation Periods:	There are seven Observation Periods. The first Observation Period will consist of each scheduled trading day from but excluding the Trade Date to and including the first Observation End Date. Each subsequent Observation Period will consist of each scheduled trading day from but excluding an Observation End Date to and including the next following Observation End Date.
Call Settlement Dates[4]:	As set forth under the “Coupon Payment Dates/Call Settlement Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates” below
Contingent Coupon:

If the closing price of the Underlying is greater than or equal to the Coupon Barrier on each scheduled trading day during an Observation Period, the Issuer will pay you the Contingent Coupon applicable to that Observation Period.

If the closing price of the Underlying is less than the Coupon Barrier on any scheduled trading day during an Observation Period, the Contingent Coupon applicable to that Observation Period will not accrue or be payable and the Issuer will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon is a fixed amount potentially payable with respect to each Observation Period based on the Contingent Coupon Rate, which is a fixed rate per Observation Period, regardless of the length of the applicable Observation Period.

If a market disruption event occurs on any scheduled trading day during an Observation Period (other than an Observation End Date), that day for the Underlying will be disregarded for purposes of determining whether a Contingent Coupon is payable with respect to the applicable Observation Period.

Coupon Barrier:	75.00% of the Initial Underlying Price (rounded to two decimal places)
Coupon Payment Dates[4]:	As set forth under the “Coupon Payment Dates/Call Settlement Dates” column of the table under “Observation Periods/Observation End Dates/Coupon Payment Dates/Call Settlement Dates” below
Contingent Coupon Rate:

The Contingent Coupon Rate is 2.025% per Observation Period. Accordingly, the Contingent Coupon with respect to each Observation Period is equal to $0.2025 per Note and will be payable only for each Observation Period in which the closing price of the Underlying is greater than or equal to the Coupon Barrier on each scheduled trading day during that Observation Period. The actual Contingent Coupon amount will be based on the Contingent Coupon Rate as set on the Trade Date.

Whether Contingent Coupons will be paid on the Notes will depend on the performance of the Underlying. The Issuer will not pay you the Contingent Coupon for any Observation Period in which the closing level of the Underlying is less than the Coupon Barrier on any scheduled trading day during that Observation Period.

Payment at Maturity (per Note):

If the Issuer does not elect to call the Notes and the Final Underlying Price is greater than or equal to the Downside Threshold (which equals the Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per Note plus any Contingent Coupon that may be due on the Coupon Payment Date that is also the Maturity Date.

If the Issuer does not elect to call the Notes and the Final Underlying Price is less than the Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per Note that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 × (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying declines. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	Final Underlying Price – Initial Underlying Price Initial Underlying Price
Downside Threshold[3]:	75.00% of the Initial Underlying Price (rounded to two decimal places)
Initial Underlying Price[3]:	The closing price of the Underlying on the Trade Date
Final Underlying Price[3]:	The closing price of the Underlying on the Final Valuation Date
Calculation Agent:	Barclays Bank PLC

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Observation End Dates, including the Final Valuation Date, and/or the Maturity Date may be changed to ensure that the stated term of the Notes remains the same.

[3]	If the shares of the Underlying are de-listed or if the Underlying is liquidated or otherwise terminated, the Calculation Agent may select a successor underlying or, if no successor underlying is available, may accelerate the Maturity Date. In addition, in the case of certain events related to the Underlying, the Calculation Agent may adjust any variable, included but not limited to, the Underlying, Initial Underlying Price, Final Underlying Price, Downside Threshold and closing price of the Underlying if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

[4]	Each Observation End Date may be postponed if that Observation End Date is not a scheduled trading day or if a market disruption event occurs on that Observation End Date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, a Coupon Payment Date, a Call Settlement Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation End Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

FWP-6

Investment Timeline

Trade Date:	The closing price of the Underlying (the Initial Underlying Price) is observed and the Coupon Barrier and Downside Threshold are set.

Observation Periods (callable by Issuer at its election on each Observation End Date (other than the Final Valuation Date)):

If the closing price of the Underlying is greater than or equal to the Coupon Barrier on each scheduled trading day during an Observation Period, the Issuer will pay you the Contingent Coupon applicable to that Observation Period.

However, if the closing price of the Underlying is less than the Coupon Barrier on any scheduled trading day during an Observation Period, no Contingent Coupon payment will be made with respect to that Observation Period.

The Issuer may, at its election and upon written notice to the trustee, call the Notes on any Observation End Date other than the Final Valuation Date, regardless of the closing price of the Underlying on that Observation End Date. If the Issuer elects to call the Notes, the Issuer will repay the principal amount of your Notes plus pay any Contingent Coupon that may be due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Price is determined as of the Final Valuation Date.

If the Issuer does not elect to call the Notes and the Final Underlying Price is greater than or equal to the Downside Threshold (which equals the Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per Note plus any Contingent Coupon that may be due on the Coupon Payment Date that is also the Maturity Date.

If the Issuer does not elect to call the Notes and the Final Underlying Price is less than the Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per Note that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 × (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying declines.

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of the Underlying on each scheduled trading day during the Observation Periods. The contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

FWP-7

Observation Periods*/Observation End Dates/Coupon Payment Dates/Call Settlement Dates
Observation End Dates	Coupon Payment Dates/ Call Settlement Dates
January 26, 2017	February 2, 2017
April 26, 2017	May 3, 2017
July 26, 2017	August 2, 2017
October 26, 2017	November 2, 2017
January 26, 2018	February 2, 2018
April 26, 2018	May 3, 2018
August 27, 2018**	September 4, 2018**
*There are seven Observation Periods. The first Observation Period will consist of each scheduled trading day from but excluding the Trade Date to and including the first Observation End Date. Each subsequent Observation Period will consist of each scheduled trading day from but excluding an Observation End Date to and including the next following Observation End Date. Although the final Observation Period is approximately four months and each of the preceding Observation Periods is approximately three months, the Contingent Coupon, if any, with respect to each Observation Period will be the same, and you will not receive a higher Contingent Coupon for the final Observation Period.
**The Issuer may not elect to call the Notes on the Final Valuation Date. Thus, the Maturity Date is not a Call Settlement Date.

FWP-8

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index (as defined under “iShares® MSCI EAFE ETF” below). These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may lose some or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Issuer does not elect to call the Notes, at maturity, the Issuer will pay you the principal amount of your Notes only if the Final Underlying Price is greater than or equal to the Downside Threshold and will make such payment only at maturity. If the Issuer does not elect to call the Notes and the Final Underlying Price is less than the Downside Threshold, you will be exposed to the full decline in the Underlying and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. Accordingly, you may lose some or all of your principal.

♦	You may not receive any Contingent Coupons — The Issuer will not necessarily make periodic coupon payments on the Notes. If the closing price of the Underlying on any scheduled trading day during an Observation Period is less than the Coupon Barrier, the Issuer will not pay you the Contingent Coupon applicable to that Observation Period. This will be the case even if the closing price of the Underlying was greater than or equal to the Coupon Barrier on every other day during that Observation Period. If the closing price of the Underlying is less than the Coupon Barrier on any scheduled trading day during each Observation Period, the Issuer will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	The Contingent Coupon payments are based on the closing price of the Underlying throughout the Observation Periods — Whether a Contingent Coupon payment will be made with respect to an Observation Period will be based on the closing price of the Underlying on each scheduled trading day during that Observation Period. As a result, you will not know whether you will receive the Contingent Coupon with respect to an Observation Period until the end of that Observation Period. Moreover, because each Contingent Coupon payment is based solely on the closing price of the Underlying on any scheduled trading day during an Observation Period, if the closing price of the Underlying on any scheduled trading day during an Observation Period is less than the Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Period, even if the closing price of the Underlying was higher on other days during that Observation Period.

♦	The amount of each Contingent Coupon, if payable, is not calculated based on a per annum rate — The Contingent Coupon is a fixed amount potentially payable with respect to each Observation Period based on the Contingent Coupon Rate, which is a fixed rate per Observation Period, regardless of the length of the applicable Observation Period. Although the final Observation Period is approximately four months and each of the preceding Observation Periods is approximately three months, the Contingent Coupon, if any, with respect to each Observation Period will be the same, and you will not receive a higher Contingent Coupon for the final Observation Period.

♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the price of the Underlying is greater than the Downside Threshold.

♦	Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of the Underlying — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of any appreciation of the Underlying. In addition, the total return on the Notes will vary based on the number of Observation Periods in which the closing price of the Underlying has been greater than or equal to the Coupon Barrier on each scheduled trading day during that Observation Period prior to maturity or a call at the election of the Issuer. Further, if the Notes are called at the election of the Issuer, you will not receive Contingent Coupons or any other payment in respect of any Observation Periods after the applicable Call Settlement Date. Because the Notes could be called as early as the first Observation End Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the decline in the price of the Underlying even though you will not participate in any appreciation of the Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index.

♦	Call and reinvestment risk — The Issuer may, in its sole discretion, call the Notes on any Observation End Date other than the Final Valuation Date regardless of the closing price of the Underlying on that Observation End Date. If the Issuer elects to call the Notes early, the holding period over which you would receive the Contingent Coupon Rate could be as short as approximately three months. In the event the Issuer calls the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable Contingent Coupon Rate for a similar level of risk.

It is more likely that the Issuer will call the Notes at its election prior to maturity to the extent that the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by the Issuer of comparable maturity, terms and credit rating trading in the market. The greater likelihood of the Issuer calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar Contingent Coupon Rate. The Issuer is less likely to call the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by the Issuer, which includes when the closing price of the Underlying is less than the Coupon Barrier. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a Contingent Coupon is relatively higher.

FWP-9

♦	A higher Contingent Coupon Rate and/or a lower Coupon Barrier and/or Downside Threshold may reflect greater expected volatility of the Underlying, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the price of the Underlying over a period of time. The greater the expected volatility of the Underlying at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon payments and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Notes are set, where higher expected volatility will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of some or all of your principal at maturity.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this free writing prospectus. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this free writing prospectus as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Owning the Notes is not the same as owning the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index. For instance, as a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or any other rights that holders of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index would have.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this free writing prospectus to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlying.

♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the Underlying will rise or fall. There can be no assurance that the price of the Underlying will not close below the Downside Threshold on the Final Valuation Date. The price of the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index. You should be willing to accept the downside risks associated with equities in general and the Underlying in particular, and the risk of losing some or all of your initial investment.

FWP-10

♦	Potential Barclays Bank PLC impact on the market price of the Underlying — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index, may adversely affect the market price of the Underlying and, therefore, the market value of the Notes.

♦	Certain features of the Underlying will impact the value of the Notes — The performance of the Underlying will not fully replicate the performance of the Underlying Index, and the Underlying may hold securities not included in the Underlying Index. The value of the Underlying is subject to:

♦	Management risk. This is the risk that the investment strategy for the Underlying, the implementation of which is subject to a number of constraints, may not produce the intended results.

♦	Derivatives risk. The Underlying may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Underlying’s losses, and, as a consequence, the losses of your Notes, may be greater than if the Underlying invested only in conventional securities.

♦	Transaction costs and fees. Unlike the Underlying Index, the Underlying will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the factors described above. In addition, the Underlying may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the Underlying and the securities composing the Underlying Index or other circumstances. During periods of market volatility, securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of the Underlying may vary substantially from the net asset value per share of the Underlying. Because the Notes are linked to the performance of the Underlying and not the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Index.

♦	Adjustments to the Underlying or to the Underlying Index could adversely affect the value of the Notes — The investment adviser to the Underlying seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the components of the Underlying. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Notes.

In addition, the publisher of the Underlying Index is responsible for calculating and maintaining the Underlying Index. The Underlying Index publisher may add, delete or substitute the securities composing that Underlying Index or make other methodological changes required by certain corporate events relating to the securities composing the Underlying Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index. The Underlying Index publisher may also discontinue or suspend calculation or publication of the Underlying Index at any time. If this discontinuance or suspension occurs, following the termination of the Underlying, the Calculation Agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued Underlying, or if the Calculation Agent determines that no successor fund is available, to accelerate the Maturity Date of the Notes. If the Notes are accelerated, investors will not receive any further Contingent Coupon payments. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Notes.

For a description of the actions that may be taken by the Calculation Agent in the event that the publisher of the Underlying Index discontinues or suspends calculation of the Underlying Index or the Underlying is liquidated or otherwise terminated, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the prospectus supplement.

♦	Non-U.S. securities markets risks — The component securities held by the Underlying are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	The price of the Underlying is subject to currency exchange risk — Because the price of the Underlying is related to the U.S. dollar value of the non-U.S. component securities held by the Underlying, you will be exposed to the currency exchange rate risk with respect to each of the currencies in which the non-U.S. component securities held by the Underlying trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as the relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of the component securities denominated in those currencies. If, taking into account that weighting, the dollar strengthens against the currencies of the component securities held by the Underlying, the price of the Underlying will be adversely affected and any payment on the Notes may be reduced.

FWP-11

Of particular importance to potential currency exchange risk are:

♦	existing and expected rates of inflation;

♦	existing and expected interest rate levels;

♦	the balance of payments; and

♦	the extent of governmental surpluses or deficits in the relevant countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented by the component securities held by the Underlying and the United States and other countries important to international trade and finance.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the price of the Underlying on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying and the component securities held by the Underlying;

♦	the time to maturity of the Notes;

♦	the market price and dividend rate on the Underlying;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events;

♦	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities held by the Underlying trade; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

FWP-12

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the calculation agent for the Notes. As calculation agent, we will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlying is to be determined; if the shares of the Underlying are de-listed or if the Underlying is liquidated or otherwise terminated, selecting a successor underlying or, if no successor underlying is available, determining whether to accelerate the maturity date; and determining whether to adjust any variable described herein in the case of certain events related to the Underlying that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Underlying. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

♦	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page FWP-18 of this free writing prospectus.

FWP-13

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon a call or at maturity for a $10.00 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions as set forth below.* We cannot predict the closing price of the Underlying on any day during the term of the Notes, including on any scheduled trading day during any Observation Period or on the Final Valuation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the Notes.

Principal Amount:	$10.00
Term:	Approximately 22 months (unless called earlier at the election of the Issuer)
Contingent Coupon Rate:	2.025% per Observation Period
Contingent Coupon:	$0.2025 per Observation Period
Hypothetical Initial Underlying Price:	$100.00
Hypothetical Coupon Barrier:	$75.00, which is 75.00% of the hypothetical Initial Underlying Price
Hypothetical Downside Threshold:	$75.00, which is 75.00% of the hypothetical Initial Underlying Price
Observation Periods/Observation End Dates:	As set forth under “Indicative Terms” and “Observation Periods/Observation End Dates/Coupon Payment Dates/Call Settlement Dates” in this free writing prospectus.

*	Terms used for purposes of these hypothetical examples may not represent the actual Initial Underlying Price, Coupon Barrier or Downside Threshold. The hypothetical Initial Underlying Price of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Underlying Price. The actual Initial Underlying Price and resulting Coupon Barrier and Downside Threshold will be based on the closing price of the Underlying on the Trade Date. For historical data regarding the actual closing prices of the Underlying, please see the historical information set forth under the section titled “iShares® MSCI EAFE ETF” below.

The examples below are purely hypothetical. These examples are intended to illustrate (a) the effect of an Issuer-elected call, (b) how the payment of a Contingent Coupon with respect to any Observation Period will depend on whether the closing price of the Underlying is less than the Coupon Barrier on any scheduled trading day during that Observation Period, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Price is less than the Downside Threshold and (d) how the total return on the Notes may be less than the total return on a direct investment in the Underlying or the securities held by the Underlying in certain scenarios. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the $10.00 initial issue price.

Example 1 — Issuer Elects to Call the Notes on the Second Observation End Date

Observation Period	Lowest Closing Price During Observation Period	Payment (per Note)
First Observation Period	$105.00	Notes NOT called at the election of the Issuer. Closing price of the Underlying at or above the Coupon Barrier on each scheduled trading day during first Observation Period; Issuer pays Contingent Coupon of $0.2025 on first Coupon Payment Date.
Second Observation Period	$80.00	Issuer elects to call the Notes. Closing price of the Underlying at or above Coupon Barrier on each scheduled trading day during second Observation Period; Issuer repays principal plus pays Contingent Coupon of $0.2025 on Call Settlement Date.
Total Payments (per $10.00 Note):		Payment on Call Settlement Date:	$10.2025 ($10.00 + $0.2025)
		Prior Contingent Coupons:	$0.2025 ($0.2025 × 1)
		Total:	$10.405
		Total Return:	4.05%

On the second Observation End Date, the Issuer elects to call the Notes. Because the closing price of the Underlying is at or above the Coupon Barrier on each scheduled trading day during the second Observation Period, the Issuer will pay you on the Call Settlement Date $10.2025 per Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, because the closing price of the Underlying was greater than or equal to the Coupon Barrier on each scheduled trading day during the first Observation Period, the Issuer will pay the Contingent Coupon of $0.2025 on the first Coupon Payment Date. Accordingly, the Issuer will have paid a total of $10.405 per Note for a 4.05% total return on the Notes.

FWP-14

Example 2 — Notes Are NOT Called and the Final Underlying Price Is At or Above the Downside Threshold and a Contingent Coupon Is Paid on the Maturity Date

Observation Period	Lowest Closing Price in Observation Period	Final Underlying Price	Payment (per Note)
First Observation Period	$115.00	N/A	Notes NOT called at the election of the Issuer. Closing price of the Underlying at or above the Coupon Barrier on each scheduled trading day during first Observation Period; Issuer pays Contingent Coupon of $0.2025 on first Coupon Payment Date.
Second Observation Period	$80.00	N/A	Notes NOT called at the election of the Issuer. Closing price of the Underlying at or above the Coupon Barrier on each scheduled trading day during second Observation Period; Issuer pays Contingent Coupon of $0.2025 on second Coupon Payment Date.
Third to Sixth Observation Periods	Various (below Coupon Barrier)	N/A	Notes NOT called at the election of the Issuer. Closing price of the Underlying below the Coupon Barrier on at least one scheduled trading day during each of the third to sixth Observation Periods; Issuer DOES NOT pay Contingent Coupon on any of the third to sixth Coupon Payment Dates.
Seventh Observation Period (the final Observation Period ending on the Final Valuation Date)	$75.00	$80.00	Notes NOT callable. Final Underlying Price at or above the Downside Threshold. Closing price of the Underlying at or above the Coupon Barrier on each scheduled trading day during the final Observation Period; Issuer repays principal plus pays Contingent Coupon of $0.2025 on Maturity Date.
Total Payments (per $10.00 Note):			Payment at Maturity:	$10.2025 ($10.00 + $0.2025)
			Prior Contingent Coupons:	$0.405 ($0.2025 × 2)
			Total:	$10.6075
			Total Return:	6.075%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Price is greater than or equal to the Downside Threshold and the closing price of the Underlying is greater than or equal to the Coupon Barrier on each scheduled trading day during the final Observation Period, the Issuer will pay you on the Maturity Date $10.2025 per Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

In addition, because the closing price of the Underlying was greater than or equal to the Coupon Barrier on each scheduled trading day during the first and second Observation Periods, the Issuer will pay the Contingent Coupon of $0.2025 on each of the first and second Coupon Payment Dates. However, because the closing price of the Underlying was less than the Coupon Barrier on at least one scheduled trading day during the third through sixth Observation Periods, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following the Observation End Dates on which those Observation Periods end. Accordingly, the Issuer will have paid a total of $10.6075 per Note for a 6.075% total return on the Notes.

FWP-15

Example 3 — Notes Are NOT Called and the Final Underlying Price Is At or Above the Downside Threshold But No Contingent Coupon Is Paid on the Maturity Date

Observation Period	Lowest Closing Price in Observation Period	Final Underlying Price	Payment (per Note)
First Observation Period	$115.00	N/A	Notes NOT called at the election of the Issuer. Closing price of the Underlying at or above the Coupon Barrier on each scheduled trading day during first Observation Period; Issuer pays Contingent Coupon of $0.2025 on first Coupon Payment Date.
Second Observation Period	$65.00	N/A	Notes NOT called at the election of the Issuer. Closing price of the Underlying at or above the Coupon Barrier on each scheduled trading day during second Observation Period; Issuer pays Contingent Coupon of $0.2025 on second Coupon Payment Date.
Third to Sixth Observation Periods	Various (below Coupon Barrier)	N/A	Notes NOT called at the election of the Issuer. Closing price of the Underlying below the Coupon Barrier on at least one scheduled trading day during each of the third to sixth Observation Periods; Issuer DOES NOT pay Contingent Coupon on any of the third to sixth Coupon Payment Dates.
Seventh Observation Period (the final Observation Period ending on the Final Valuation Date)	$50.00	$75.00	Notes NOT callable. Final Underlying Price at or above the Downside Threshold. Closing price of the Underlying below the Coupon Barrier on at least one scheduled trading day during final Observation Period; Issuer repays principal but does not pay any Contingent Coupon on Maturity Date.
Total Payments (per $10.00 Note):			Payment at Maturity:	$10.00
			Prior Contingent Coupons:	$0.405 ($0.2025 × 2)
			Total:	$10.405
			Total Return:	4.05%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Price is greater than or equal to the Downside Threshold but the closing price of the Underlying is less than the Coupon Barrier on at least one scheduled trading day during the final Observation Period, the Issuer will pay you on the Maturity Date $10.00 per Note, which is equal to your principal amount, but the Issuer will not pay any Contingent Coupon on the Coupon Payment Date that is also the Maturity Date.

In addition, because the closing price of the Underlying was greater than or equal to the Coupon Barrier on each scheduled trading day during the first and second Observation Periods, the Issuer will pay the Contingent Coupon of $0.2025 on each of the first and second Coupon Payment Dates. However, because the closing price of the Underlying was less than the Coupon Barrier on at least one scheduled trading day during the third through sixth Observation Periods, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following the Observation End Dates on which those Observation Periods end. Accordingly, the Issuer will have paid a total of $10.405 per Note for a 4.05% total return on the Notes.

FWP-16

Example 4 — Notes Are NOT Called and the Final Underlying Price of the Underlying Is Below the Downside Threshold

Observation Period	Lowest Closing Price in Observation Period	Final Underlying Price	Payment (per Note)
First Observation Period	$40.00	N/A	Notes NOT called at the election of the Issuer. Closing price of the Underlying below the Coupon Barrier on at least one scheduled trading day during first Observation Period; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
Second Observation Period	$45.00	N/A	Notes NOT called at the election of the Issuer. Closing price of the Underlying below the Coupon Barrier on at least one scheduled trading day during second Observation Period; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third to Sixth Observation Periods	Various (below Coupon Barrier)	N/A	Notes NOT called at the election of the Issuer. Closing price of the Underlying below the Coupon Barrier on at least one scheduled trading day during each of the third to sixth Observation Periods; Issuer DOES NOT pay Contingent Coupon on any of the third to sixth Coupon Payment Dates.
Seventh Observation Period (the final Observation Period ending on the Final Valuation Date)	$45.00	$45.00	Notes NOT callable. Closing price of the Underlying below the Coupon Barrier and Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date; Issuer repays less than the principal amount resulting in a loss proportionate to the decline of the Underlying.
Total Payments (per $10.00 Note):			Payment at Maturity:	$4.50
			Prior Contingent Coupons:	$0.00
			Total:	$4.50
			Total Return:	-55.00%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Price is less than the Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per Note, for a -55.00% total return on the Notes, calculated as follows:

$10.00 × (1 + Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing price of the Underlying is less than the Coupon Barrier on at least one scheduled trading day during each Observation Period, the Issuer will not pay any Contingent Coupons over the term of the Notes.

FWP-17

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation End Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes.

FWP-18

iShares® MSCI EAFE ETF

We have derived all information contained in this free writing prospectus regarding the iShares® MSCI EAFE ETF (the “Underlying”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The Underlying is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the Underlying. The Underlying is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EFA.”

The Underlying seeks to track investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index (the “Underlying Index”). The Underlying Index is a free float-adjusted market capitalization index intended to measure the equity market performance of certain developed markets excluding the United States and Canada. The underlier currently consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. For more information about the Underlying Index, see “Indices—The MSCI Indices” in the accompanying index supplement.

BFA pursues a “representative sampling” indexing strategy in attempting to track the performance of the Underlying Index, and may not hold all of the equity securities included in the Underlying Index. The Underlying invests in a representative sample of securities that collectively has an investment profile similar to the Underlying Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Underlying Index.

The Underlying Index is a theoretical financial calculation, while the Underlying is an actual investment portfolio. The performance of the Underlying and the Underlying Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the Underlying’s portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the Underlying but not to the Underlying Index or the use of representative sampling. “Tracking error” is the divergence of the performance (return) of a fund’s portfolio from that of its underlying index. BFA expects that, over time, the Underlying’s tracking error will not exceed 5%. Because the Underlying uses a representative sampling indexing strategy, it can be expected to have a greater tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Underlying. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the Underlying, please see the Underlying’s prospectus. In addition, information about iShares® Trust and the Underlying may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not independently verified the accuracy or completeness of such information. Information contained in the iShares® website and other publicly available information is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Disclaimer

iShares® and BlackRock® are registered trademarks of BlackRock Inc. and its affiliates (“BlackRock”). BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

FWP-19

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for the Underlying, based on daily closing prices of the Underlying. The closing price of the Underlying on October 25, 2016 was $58.14. The actual Initial Underlying Price will be the closing price of the Underlying on the Trade Date.

We obtained the closing prices of the Underlying from Bloomberg Professional® service, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the closing price of the Underlying during the term of the Notes, including on any scheduled trading day during any Observation Period or on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment. The closing prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2011	3/31/2011	$61.92	$55.29	$60.08
4/1/2011	6/30/2011	$63.87	$57.10	$60.14
7/1/2011	9/30/2011	$60.80	$46.66	$47.78
10/1/2011	12/31/2011	$55.57	$46.45	$49.53
1/1/2012	3/31/2012	$55.80	$49.15	$54.89
4/1/2012	6/30/2012	$55.53	$46.55	$49.96
7/1/2012	9/30/2012	$55.15	$47.62	$53.00
10/1/2012	12/31/2012	$56.86	$51.95	$56.86
1/1/2013	3/31/2013	$59.87	$56.90	$58.98
4/1/2013	6/30/2013	$63.53	$57.03	$57.30
7/1/2013	9/30/2013	$65.05	$57.55	$63.80
10/1/2013	12/31/2013	$67.10	$62.70	$67.10
1/1/2014	3/31/2014	$68.03	$62.31	$67.20
4/1/2014	6/30/2014	$70.67	$66.26	$68.37
7/1/2014	9/30/2014	$69.22	$64.12	$64.12
10/1/2014	12/31/2014	$64.51	$59.53	$60.84
1/1/2015	3/31/2015	$65.99	$58.48	$64.17
4/1/2015	6/30/2015	$68.42	$63.49	$63.49
7/1/2015	9/30/2015	$65.46	$56.25	$57.32
10/1/2015	12/31/2015	$62.06	$57.50	$58.72
1/1/2016	3/31/2016	$57.82	$51.38	$57.16
4/1/2016	6/30/2016	$59.87	$52.63	$55.82
7/1/2016	9/30/2016	$59.86	$54.42	$59.13
10/1/2016	10/25/2016*	$59.20	$57.50	$58.14

*       Information for the fourth calendar quarter of 2016 includes data for the period from October 1, 2016 through October 25, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

FWP-20

The following graph sets forth the historical performance of the Underlying from January 2, 2008 through October 25, 2016, based on the daily closing prices of the Underlying. The dotted line represents a hypothetical Coupon Barrier and Downside Threshold of $43.61, which is equal to 75.00% of the closing price of the Underlying on October 25, 2016. The actual Coupon Barrier and Downside Threshold will be based on the closing price of the Underlying on the Trade Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-21

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents will agree to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Notes.

FWP-22